EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34223, Form S-8 No. 333-60075, Form S-3 No. 333-133496, Amendment No. 1 to Form S-3 No. 333-56449 and Form S-3 No. 333-81985) of Alexandria Real Estate Equities, Inc. of our report dated September 9, 2006 with respect to the statement of revenue and certain expenses of ARE-Tech Square for the year ended December 31, 2005, included in the Form 8-K/A of Alexandria Real Estate Equities, Inc. dated October 13, 2006.

/s/ Ernst & Young LLP

Los Angeles, California
October 13, 2006